Exhibit 23.3

CONSENT OF ASCENDANT PARTNERS, INC.

We hereby consent to the use of our name in connection with references to our report entitled U.S. Bio Energy Biodiesel Feasibility Study which is dated January 10, 2007 in the Form S-1 of Gold Ribbon Bio Energy Holdings Inc. and amendments thereto.

Dated: May 9, 2008

Ascendant Partners, Inc.

By:	/s/ Kirk Martin
Title:	Partner